Exhibit 99.1

                 SYMMETRY MEDICAL REPORTS THIRD QUARTER RESULTS

    Highlights:

    * Revenue increased to $67.2 million, up 24.2% over third quarter 2004

    * Net income increased to $8.2 million, or $0.24 per diluted share over third quarter 2004

    * Completed an equity offering of 11.0 million secondary shares and 0.5 million primary shares, doubling shares available for trading

    * Initiated construction of previously announced 30,000 square foot Design & Development Center (DDC) in Warsaw, IN

    * In October, relocated Symmetry Medical Cheltenham in the UK , to a larger 25,000 square foot facility

    WARSAW, Ind., Nov. 2 /PRNewswire-FirstCall/ -- Symmetry Medical Inc. (NYSE:
SMA), an independent provider of products to the global orthopedic device industry, announced today third quarter 2005 financial results for the period ended October 1, 2005.

    The Company reported third quarter 2005 revenue of $67.2 million, a 24.2% increase over revenue of $54.1 million for the third quarter of 2004.

    Gross profit for the third quarter of 2005 was $19.7 million, a 23.1% increase over gross profit of $16.0 million for the third quarter of 2004. Gross margin for the third quarter was 29.4%, compared to a gross margin of 29.6% for the third quarter 2004.

    Operating income for the third quarter of 2005 was $12.3 million, an 18.2% increase over operating income of $10.4 million for the third quarter of 2004. Operating margin for the third quarter was 18.3%, compared to an operating margin of 19.2% for the third quarter 2004. The variance in operating margin reflects increased third quarter 2005 selling, general and administrative expense related to tax consulting services that have resulted in significant tax benefits, and additional fees and expenses related to Sarbanes-Oxley compliance. The combination of these items resulted in an expense of $0.5 million in the third quarter.

    Income before income taxes for the third quarter of 2005 was $10.8 million, a 60.6% increase over the $6.7 million for the third quarter of 2004.

    The Company's third quarter 2005 earnings were reduced by $0.02 per diluted share, attributed to the expense associated with the completion of the secondary offering in July 2005, and were increased by $0.03 per diluted share largely from a cumulative research and development tax credit obtained in the third quarter.

    Net income applicable to common shareholders was $8.2 million, or $0.24 per diluted share, compared to net income applicable to common shareholders of $2.0 million, or $0.12 per diluted share, for the quarter ended October 2, 2004. The weighted average number of diluted shares outstanding during the third quarter of 2005 was 34,987,000, which include the impact of 500,000 primary common shares issued in July 2005.

    During the third quarter, Symmetry Medical initiated construction of its previously announced 30,000 square foot Design & Development Center (DDC) in Warsaw, IN. The Company estimates that total cost for the facility will be approximately $2.5 million. In October, Symmetry Medical Cheltenham Ltd. relocated to a larger 25,000 square foot facility more than doubling the size of the Company's operation devoted to its European design and development services and instrument business.

    Brian Moore, President and Chief Executive Officer, stated, "We are pleased with our third quarter results, given the seasonal impact of the summer months on the orthopedic business. With the opening of the Cheltenham facility and the ongoing construction of the DDC in Warsaw, we are positioned to expand globally and to meet the demands of our orthopedic customers."

    Financial Guidance
    The following statements are based on current market conditions and foreign currency comparisons. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of new business or license agreements the Company may enter in future periods. The factors discussed above are not intended to be an exhaustive list of the factors that may affect our future performance.

    For the total year 2005, the Company has increased its full year revenue guidance to be in the range of $258 million to $261 million. The company currently expects full year 2005 earnings per diluted share in the range of $0.90 to $0.92, which includes one-time charges of $0.02 per share in connection with the Company's secondary offering completed in July 2005. This guidance also includes additional expenses related to Sarbanes-Oxley compliance.

    Conference Call
    Symmetry Medical will host a conference call at 10:30 a.m. ET on Thursday, November 3, 2005, to discuss its third quarter results. A live Web cast of the conference call will be available online from the investor relations page of the Company's corporate Web site at http://www.symmetrymedical.com. The dial-in numbers are (800) 510-0178 for domestic callers and (617) 614-3450 for international callers. The reservation number for both is 81537433. After the live Web cast, the call will remain available on Symmetry's Web site through December 1, 2005. In addition, a telephonic replay of the call will be available until November 20, 2005. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 23944392.

    About Symmetry Medical Inc.
    Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

    Statements in this press release regarding Symmetry Medical Inc.'s business, which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Forward-looking statements frequently are identified by the use of terms such as "may," "will," "should," "expect," "believe," "estimate," "intend" and similar words indicating possible future events or actions. Actual results could differ materially from those projected, implied or anticipated by our forward-looking statements. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions affecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's prospectus filed on July 19, 200, as well as the Company's other filings with the Securities and Exchange Commission which are available on the SEC's website at http://www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and Symmetry Medical Inc. undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

    Investors/Media:                   Contact:
    The Ruth Group                     Symmetry Medical Inc.
    Stephanie Carrington/Jason Rando   Andrew Miclot
    646-536-7017/7025                  Senior Vice President
    scarrington@theruthgroup.com       Marketing, Sales & Business Development
    jrando@theruthgroup.com            Investor Relations Officer
                                       574-269-7390 ext. 1002

    Selected Financial Information

                              Symmetry Medical Inc.
                      Condensed Consolidated Balance Sheets
                      (In Thousands, Except Per Share Data)

                                                    October 1,      January 1,
                                                       2005            2005
                                                   ------------    ------------
                                                    (unaudited)
Assets:
Current Assets:
Cash and cash equivalents                          $     15,475    $      4,849
Accounts receivables, net                                44,292          39,640
Inventories                                              35,663          34,083
Refundable income taxes                                   1,016           2,578
Deferred income taxes                                     2,106           2,036
Other current assets                                      3,013           5,635

Total current assets                                    101,565          88,821
Property and equipment, net                              91,499          71,854
Interest rate swap valuation asset                          658             486
Goodwill                                                125,260         127,369
Intangible assets, net of accumulated
 amortization                                            16,577          17,327
Other assets                                                899           1,011

Total Assets                                       $    336,458    $    306,868

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable                                   $     19,373    $     17,908
Accrued wages and benefits                                9,925           9,384
Other accrued expenses                                    2,945           3,012
Income tax payable                                        2,173           2,008
Revolving line of credit                                  3,265           1,204
Current portion of capital lease
 obligations                                              3,259           3,572
Current portion of long-term debt                         1,313             879

Total current liabilities                                42,253          37,967
Deferred income taxes                                     9,925           9,547
Capital lease obligations, less
 current portion                                          9,141          11,709
Long-term debt, less current portion                     27,563          31,500

Total Liabilities                                        88,882          90,723

Commitments and contingencies (Note 10)

Shareholders' Equity:
Common Stock, $.0001 par value;
 72,410 shares authorized; shares
 issued (October 1, 2005--34,684;
 January 1, 2005--33,174)                                     3               3
Additional paid-in capital                              268,487         255,509
Retained earnings (deficit)                             (24,671)        (49,178)
Accumulated other comprehensive
 income                                                   3,757           9,811

Total Shareholders' Equity                              247,576         216,145

Total Liabilities and Shareholders'
 Equity                                            $    336,458    $    306,868

                              Symmetry Medical Inc.
                 Condensed Consolidated Statements of Operations
                      (In Thousands, Except Per Share Data)

                                          Three Months Ended              Nine Months Ended
                                     ----------------------------    ----------------------------
                                      October 1,      October 2,      October 1,      October 2,
                                         2005            2004            2005            2004
                                     ------------    ------------    ------------    ------------
                                      (unaudited)     (unaudited)     (unaudited)     (unaudited)
Revenue                              $     67,228    $     54,126    $    201,165    $    153,053
Cost of Revenue                            47,486          38,087         140,593         108,363

Gross Profit                               19,742          16,039          60,572          44,690
Selling, general, and
 administrative expenses                    7,455           5,647          21,157          16,975

Operating Income                           12,287          10,392          39,415          27,715
Other (income) expense:
Interest expense                              635           3,688           2,347          10,852
Interest rate swap valuation                  (65)            (24)           (172)           (809)
Other                                         927               9           1,811            (230)

Income before income taxes                 10,790           6,719          35,429          17,902
Income tax expense                          2,567           2,285          10,922           6,108

Net income                                  8,223           4,434          24,507          11,794
Preferred stock dividends                       -           2,409               -           7,069

Net income applicable to common
 shareholders                        $      8,223    $      2,025    $     24,507    $      4,725

Net income applicable to common
 shareholders per share:
Basic                                $       0.24    $       0.13    $       0.73    $       0.30

Diluted                              $       0.24    $       0.12    $       0.71    $       0.28

Weighted average common shares and
 equivalent shares outstanding:
Basic                                      34,310          15,789          33,575          15,789
Diluted                                    34,987          16,612          34,526          16,605

                              Symmetry Medical Inc.
                 Condensed Consolidated Statements of Cash Flows
                                 (In Thousands)

                                                        Nine Months Ended
                                                   ----------------------------
                                                    October 1,      October 2,
                                                       2005            2004
                                                   ------------    ------------
                                                    (unaudited)     (unaudited)
Operating activities
Net Income                                         $     24,507    $     11,794
Adjustments to reconcile net income
 to net cash provided by (used in)
 operating activities:
Depreciation                                              9,504           7,711
Amortization                                                456             456
(Gain) loss from sale of assets                              71              20
Deferred income tax provision                               374             (64)
Income tax benefits from exercise of
 stock options                                            1,199               -
Interest rate swap valuation change                        (172)           (809)
Change in operating assets and
 liabilities:
Accounts receivable                                      (6,449)         (6,115)
Other assets                                              2,212          (2,209)
Inventories                                              (2,761)         (3,357)
Accounts payable                                          2,441           5,607
Accrued expenses and other                                3,173           3,534

Net cash provided by operating
 activities                                              34,555          16,568

Investing activities
Purchases of property and equipment                     (31,354)        (13,619)

Net cash used in investing activities                   (31,354)        (13,619)

Financing activities
Proceeds from bank revolver                              37,065          47,580
Payments on bank revolver                               (34,695)        (45,311)
Payments on long-term debt and
 capital lease obligations                               (6,452)         (5,591)
Proceeds from the issuance of common
 stock                                                   11,707               -
Payments for redemption of common and
 preferred stock                                              -             (37)

Net cash provided by financing
 activities                                               7,625          (3,359)
Effect of exchange rate changes on
 cash                                                      (200)             42

Net increase (decrease) in cash and
 cash equivalents                                        10,626            (368)
Cash and cash equivalents at
 beginning of period                                      4,849           2,348

Cash and cash equivalents at end of
 period                                            $     15,475    $      1,980

Supplemental disclosures:
Cash paid for interest                             $      1,837    $      9,785

Cash paid for income taxes                         $      6,964    $      2,843

Assets acquired under capital leases               $        283    $      3,911

SOURCE  Symmetry Medical Inc.
    -0-                             11/02/2005
    /CONTACT: Investors-Media: Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Jason Rando, +1-646-536-7025, jrando@theruthgroup.com, both of The Ruth Group; or Andrew Miclot, Senior Vice President, Marketing, Sales & Business Development, Investor Relations Officer of Symmetry Medical Inc., +1-574-269-7390 ext. 1002/
    /Web site:  http://www.symmetrymedical.com /